EXHIBIT 99.1
CONTACTS:
Stanley Wunderlich, CEO
Consulting for Strategic Growth I
Tel: 1-800-625-2236
Fax: 212-337-8089
Email: info@cfsg1.com

HOME SYSTEMS GROUP REVENUES INCREASE NEARLY 203%
FOR THIRD QUARTER AND MORE THAN 238%
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006
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Net Income for the Nine Months Increased 62.82%

GUANGDONG, China, November 20, 2006 - Home Systems Group Inc. (OTCBB: HSYT), a distributor of home appliance products, announced today its financial results for the third quarter and nine months ended September 30, 2006.

Net sales for the third quarter totaled $1,060,208, compared to $350,058 for the same period in 2005, an increase of $710,150 or approximately 202.87%. Management attributed the increase to the growth in sales and product recognition in the U.S. market.

Net sales for the nine months ended September 30, 2006 totaled $22,729,583 compared to $6,722,567 for the same period last year, an increase of $16,007,016 or approximately 238.11%. The increase was attributed to the sales growth in the gas grill products in the U.S. market. The Company increased its purchasing order from China and added more models to its inventory catalog.

Net income for the nine months ended September 30, 2006 totaled $1,463,679 compared to $898,947 for the nine months ended September 30, 2005, an increase of $564,732 or approximately 62.82%. The increase in net income was attributed primarily to the increase in net sales.

Mr. Li Wei Qiu, President and CEO and Chairman of the Home System Group Inc., said, “We are very pleased with the results of this quarter and the fiscal year thus far. Even though this quarter is traditionally slow in our business, sales rose substantially. In addition, our net income was up notably for the nine months. We intend to continue to diversify our product base and expand our network of international selling partners, and we expect good returns on this strategy for our shareholders.”

About Home System Group
Headquartered in Hong Kong, PRC, Home System Group Inc (OTCBB: HSYT), through its wholly owned distributor Oceanic International (Hong Kong), Ltd. (OCIL) - markets home appliances including stainless steel gas grills, residential water pumps, electronic fans, fruit processors, laser printers, and other electrical appliances to retail outlets in the U.S., Europe and Australia. The Company became public through a reverse merger and received its stock trading symbol on October 4, 2006. The Company has opened a sales and marketing office in Los Angeles. For more information about Home System Group, please visit www.homesystemgroup.com.

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Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Home System Group Inc.’s Securities and Exchange Commission filings available at http://www.sec.gov.

Pursuant to an October 15, 2006 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG1") provides Home System Group Inc. (“the Company”) with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement. Independent of CFSG1's receipt of cash compensation from the Company, CFSG1 may choose to purchase the common stock Home System Group and thereafter sell those shares at any time it deems appropriate to do so. For more information please visit www.cfsg1.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS AND NINE MONTHS
ENDED SEPTEMBER 30, 2006 AND 2005
FOLLOWS

HOME SYSTEM GROUP AND SUBSIDIARY
(FORMERLY SUPREME REALTY INVESTMENTS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

NET SALES	$1,060,208	$350,058	$22,729,583	$6,722,567
OPERATING EXPENSES
Cost of net sales	943,628	320,322	20,070,507	5,515,516
General and administrative expenses	273,441	7,462	912,257	124,715
	1,217,069	327,784	20,982,764	5,640,231

INCOME (LOSS) FROM OPERATIONS	(156,861)	22,274	1,746,819	1,082,336

OTHER INCOME
(EXPENSE)
Interest income	-	234	1,998	234
Finance costs	(63,423)	(22,027)	(285,138)	(183,623)
	(63,423)	(21,793)	(283,140)	(183,389)
NET INCOME (LOSS)	$(220,284)	$481	$1,463,679	$898,947

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$(0.02)	$-	$0.10	$0.11

BASIC AND DILUTED WEIGHTED AVERAGE PER SHARE	14,753,987	8,000,000	14,753,987	8,000,000

Contact:
CONTACT:

Stanley Wunderlich
CEO
Consulting for Strategic Growth I
Tel: 1-800-625-2236
Fax: 212-337-8089
Email: Email Contact